ARC Exceeds Expectations for EBITDA and Cash in Second Quarter

SAN RAMON, CA – (August 4, 2020) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to professionals in the design, marketing, commercial real estate, construction and related fields, today reported its financial results for the second quarter ended June 30, 2020.

Financial Highlights:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(All dollar amounts in millions, except EPS)	2020	2019	2020	2019
Net Sales	$64.3	$98.9	$152.7	$196.0
Gross Margin	31.8%	34.2%	31.5%	32.9%
Net income attributable to ARC	$1.5	$0.5	$2.1	$1.1
Adjusted net income attributable to ARC	$1.2	$3.1	$2.4	$3.7
Earnings per share - Diluted	$0.03	$0.01	$0.05	$0.02
Adjusted earnings per share - Diluted	$0.03	$0.07	$0.06	$0.08
Cash provided by operating activities	$23.5	$16.3	$26.3	$19.0
EBITDA	$10.3	$13.8	$21.2	$24.4
Adjusted EBITDA	$10.7	$14.4	$22.1	$25.7
Capital Expenditures	$1.5	$2.8	$2.6	$6.0

Management Commentary:
“I am pleased to announce that we were able to exceed our previously announced expectation in terms of EBITDA and cash in the second quarter,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “We believe our results for the period are indicative of what we can sustain going forward thanks to transformative actions we’ve taken over the past several months.”

“The pandemic has profoundly changed how our customers print and distribute documents and information, and permanently impaired some of our previous business lines,” Mr. Suriyakumar said. “As a result, we have re-engineered every aspect of the company to support a new and vibrant set of business services that will lead us into the future, and eliminated costs and infrastructure that supported business that is less relevant in today’s environment.”

“Considering that we have been actively engaged in a business transformation due to growing secular changes, events of the recent past accelerated and clarified our ideas,” Mr. Suriyakumar continued. “Not only have we made extraordinary reductions in costs and significant changes in our operations, but we have also produced an operating strategy for a smaller but more vibrant company with the potential for growth as the market adapts to a post-COVID world.”

“Our quick and decisive actions early in the quarter secured our cash position, reduced working capital, ensured continuing collections, and significantly reduced our cost structure,” said Jorge Avalos, Chief Financial Officer of ARC. “Less than 60 days into the second quarter, we had successfully negotiated a deferment of approximately $3 million of equipment capital lease payments and deferred facility rent payments with many of our landlords. By the last month of the quarter we had addressed the fundamentals and increased our cash balance by more than $20 million. With the strengthening of our liquidity and balance sheet, we are well positioned to actively manage the company for a new environment going forward.”

2020 Second Quarter Supplemental Information:
Net sales were $64.3 million, a 34.9% decrease compared to the second quarter of 2019.
Cash & cash equivalents on the consolidated balance sheet in the second quarter 2020 were $58.4 million.
Days sales outstanding were 59 in Q2 2020 and 54 in Q2 2019.

Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 72% of total net sales, while customers outside of construction made up approximately 28% of total net sales.

Total number of MPS locations at the end of the second quarter grew to approximately 10,945, a net gain of approximately 270 locations over Q2 2019.

Adjusted EBITDA excludes stock-based compensation expense.

On December 17, 2019, the Company entered into an amendment to its Credit Agreement, initially dated as of November 20, 2014. The Amendment increases the maximum aggregate principal amount of revolving loans (“Revolving Loans”) under the Credit Agreement from $65 million to $80 million. Proceeds of a portion of the Revolving Loans available to be drawn under the Credit Agreement were used to fully repay the $49.5 million term loan that was outstanding under the Credit Agreement at the time of the amendment. The Company drew $15 million in March 2020 from the new revolving credit facility to hold in reserve during the COVID-19 pandemic.

Net Revenue

In millions	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
Total Net Revenue	$64.3	$88.4	$382.4	$92.3	$94.1	$98.9
For the second quarter 2020, net revenue declined 34.9%, or $34.6 million, compared to the second quarter of 2019, largely due to reduced sales resulting from the COVID-19 pandemic. Our Chinese Equipment and Supplies division accounted for $3.1 million of the revenue drop in the second quarter 2020.
Revenue by Business Lines

In millions	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
CDIM	$41.1	$49.2	$205.5	$49.8	$50.5	$54.4
MPS	$16.2	$27.3	$123.3	$30.2	$30.6	$31.6
AIM	$2.7	$3.6	$14.1	$3.7	$3.5	$3.6
Equipment and supplies	$4.4	$8.4	$39.5	$8.6	$9.5	$9.3
For the second quarter 2020, construction document and information management (CDIM) sales declined 24.5% compared to prior year, primarily due to the effects of the COVID-19 pandemic. Declines in CDIM sales were driven by a lack of demand for traditional printing services, particularly in the construction space, offset partially by non-traditional printing services such as color imaging for health and safety signage, as well as retail, promotional and marketing projects.
For the second quarter 2020, managed print services (MPS) sales declined 48.6% compared to prior year. MPS sales declined due to decreases in office print volumes at existing customer accounts as employees followed shelter-at-home orders beginning late in March.
For the second quarter 2020, archiving and information management (AIM) sales decreased 26.3% compared to prior year. Sales decreases in AIM were driven by factors similar to our MPS line as office work declined in the face of shelter-at-home orders in response to the COVID-19 pandemic.
For the second quarter 2020, equipment and supplies sales declined 53.1% compared to prior year. Declines were driven primarily by constrained capital spending in China due to the early and prolonged effects of the pandemic and their effect on our Chinese joint venture.
Gross Profit

In millions unless otherwise indicated	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
Gross Profit	$20.4	$27.6	$125.2	$30.2	$30.4	$33.8
Gross Margin	31.8%	31.2%	32.7%	32.8%	32.3%	34.2%
The gross profit decline in the second quarter of 2020 was due to lower sales volume. Gross profit margin decreased slightly by 2.4% despite $34.6 million in overall sales declines, due to aggressive cost management in response to the pandemic.

Selling, General and Administrative Expenses

In millions	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
Selling, general and administrative expenses	$17.3	$24.3	$107.3	$26.4	$26.0	$27.2
Selling, general and administrative (SG&A) expenses in the second quarter 2020 declined 36.5% year-over-year. The decrease was due to cost saving activities in connection with the restructuring plan we initiated in the third quarter of 2019, as well as cost savings initiated in response to the current pandemic.
Net Income and Earnings Per Share

In millions unless otherwise indicated	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
Net Income Attributable to ARC – GAAP	$1.5	$0.7	$3.0	$0.8	$1.1	$0.5
Adjusted Net Income Attributable to ARC	$1.2	$1.2	$6.8	$1.4	$1.6	$3.1

Earnings per share Attributable to ARC
Diluted EPS – GAAP	$0.03	$0.02	$0.07	$0.02	$0.02	$0.01
Adjusted Diluted EPS	$0.03	$0.03	$0.15	$0.03	$0.04	$0.07
Year-over-year increases in GAAP net income were due to one-time tax benefits. The decrease in adjusted net income attributable to ARC was due to the decrease in gross profit, partially offset by the decline in Selling, General and Administrative expenses.
Cash Provided by Operating Activities

In millions	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
Cash provided by operating activities	$23.5	$2.8	$52.8	$23.0	$10.8	$16.3
Cash provided by operating activities in the second quarter of 2020 increased 43.9% year-over-year due to cash management initiatives instituted in response to the COVID-19 pandemic.
EBITDA

In millions	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019
EBITDA	$10.3	$10.9	$45.9	$10.3	$11.1	$13.8
Adjusted EBITDA	$10.7	$11.4	$49.4	$11.7	$12.1	$14.4
Decreases in EBITDA and adjusted EBITDA in the second quarter of 2020 were driven by lower sales volume as previously mentioned and offset by significant declines in Selling, General and Administrative expenses as noted above.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2020	2019	2020	2019
CDIM	63.9%	55.1%	59.1%	53.7%
MPS	25.2%	31.9%	28.5%	31.9%
AIM	4.1%	3.6%	4.1%	3.5%
Equipment and supplies sales	6.8%	9.4%	8.3%	10.9%

Outlook
Due to the economic uncertainty driven by the COVID-19 pandemic, ARC has withdrawn its forecast for 2020 until such time as more reliable indicators become available.
Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, August 4, 2020, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2020 second quarter. To access the live audio call, dial (833) 968-2212. International callers may join the conference by dialing (778) 560-2897. The conference code is 4563937 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “indicative of what we can sustain”, “going forward”, “transformative”, “new and vibrant”, “lead us into the future”, “potential for growth,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
Current assets:	2020	2019
Cash and cash equivalents	$58,431	$29,425
Accounts receivable, net of allowances for accounts receivable of $2,257 and $2,099	42,375	51,432
Inventory	11,931	13,936
Prepaid expenses	5,097	4,783
Other current assets	4,761	6,807
Total current assets	122,595	106,383
Property and equipment, net of accumulated depreciation of $220,025 and $210,849	65,588	70,334
Right-of-use assets from operating leases	39,496	41,238
Goodwill	121,051	121,051
Other intangible assets, net	902	1,996
Deferred income taxes	18,487	19,755
Other assets	2,284	2,400
Total assets	$370,403	$363,157
Current liabilities:
Accounts payable	$22,909	$23,231
Accrued payroll and payroll-related expenses	9,782	14,569
Accrued expenses	17,118	20,440
Current operating lease liabilities	11,775	11,060
Current portion of finance leases	16,885	17,075
Total current liabilities	78,469	86,375
Long-term operating lease liabilities	36,150	37,260
Long-term debt and finance leases	105,906	89,082
Other long-term liabilities	443	400
Total liabilities	220,968	213,117
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 49,891 and 49,189 shares issued and 43,843 and 45,228 shares outstanding	50	49
Additional paid-in capital	127,077	126,117
Retained earnings	33,686	31,969
Accumulated other comprehensive loss	(3,848)	(3,357)
	156,965	154,778
Less cost of common stock in treasury, 6,048 and 3,960 shares	13,842	11,410
Total ARC Document Solutions, Inc. shareholders’ equity	143,123	143,368
Noncontrolling interest	6,312	6,672
Total equity	149,435	150,040
Total liabilities and equity	$370,403	$363,157

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$64,319	$98,873	$152,744	$195,995
Cost of sales	43,874	65,025	104,702	131,472
Gross profit	20,445	33,848	48,042	64,523
Selling, general and administrative expenses	17,292	27,219	41,630	54,856
Amortization of intangible assets	471	867	1,068	1,762
Income from operations	2,682	5,762	5,344	7,905
Other income, net	(17)	(18)	(33)	(36)
Interest expense, net	1,131	1,372	2,240	2,802
Income before income tax provision	1,568	4,408	3,137	5,139
Income tax provision	148	3,896	1,255	4,180
Net income	1,420	512	1,882	959
Loss attributable to the noncontrolling interest	41	12	262	157
Net income attributable to ARC Document Solutions, Inc. shareholders	$1,461	$524	$2,144	$1,116
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.01	$0.05	$0.02
Diluted	$0.03	$0.01	$0.05	$0.02
Weighted average common shares outstanding:
Basic	42,672	45,225	43,154	45,172
Diluted	42,767	45,298	43,277	45,328

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net income	$1,420	$512	$1,882	$959
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	251	122	517	354
Depreciation	7,057	7,147	14,464	14,570
Amortization of intangible assets	471	867	1,068	1,762
Amortization of deferred financing costs	16	55	32	110
Stock-based compensation	416	624	920	1,232
Deferred income taxes	493	3,727	1,244	3,902
Deferred tax valuation allowance	(318)	34	(28)	26
Other non-cash items, net	(14)	(29)	(32)	(89)
Changes in operating assets and liabilities:
Accounts receivable, net	10,161	443	8,166	(2,094)
Inventory	915	(128)	1,942	231
Prepaid expenses and other assets	3,607	2,183	7,011	3,981
Accounts payable and accrued expenses	(994)	765	(10,931)	(5,957)
Net cash provided by operating activities	23,481	16,322	26,255	18,987
Cash flows from investing activities
Capital expenditures	(1,460)	(2,809)	(2,581)	(6,005)
Other	7	135	80	301
Net cash used in investing activities	(1,453)	(2,674)	(2,501)	(5,704)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	20	31	40	81
Share repurchases	—	(801)	(2,432)	(867)
Contingent consideration on prior acquisitions	—	—	—	(3)
Payments on finance leases and long-term debt agreements	(1,698)	(5,696)	(6,300)	(11,446)
Borrowings under revolving credit facilities	—	5,000	40,000	13,250
Payments under revolving credit facilities	—	(8,875)	(25,000)	(21,000)
Dividends paid	(427)	—	(870)	—
Net cash (used in) provided by financing activities	(2,105)	(10,341)	5,438	(19,985)
Effect of foreign currency translation on cash balances	298	(336)	(186)	(990)
Net change in cash and cash equivalents	20,221	2,971	29,006	(7,692)
Cash and cash equivalents at beginning of period	38,210	18,770	29,425	29,433
Cash and cash equivalents at end of period	$58,431	$21,741	$58,431	$21,741
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$2,725	$5,153	$8,078	$8,817
Operating lease obligations incurred	$146	$1,291	$3,644	$2,359

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
CDIM	$41,070	$54,394	$90,230	$105,199
MPS	16,233	31,578	43,541	62,485
AIM	2,653	3,601	6,253	6,863
Equipment and supplies sales	4,363	9,300	12,720	21,448
Net sales	$64,319	$98,873	$152,744	$195,995

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash flows provided by operating activities	$23,481	$16,322	$26,255	$18,987
Changes in operating assets and liabilities	(13,689)	(3,263)	(6,188)	3,839
Non-cash expenses, including depreciation and amortization	(8,372)	(12,547)	(18,185)	(21,867)
Income tax provision	148	3,896	1,255	4,180
Interest expense, net	1,131	1,372	2,240	2,802
Loss attributable to the noncontrolling interest	41	12	262	157
Depreciation and amortization	7,528	8,014	15,532	16,332
EBITDA	10,268	13,806	21,171	24,430
Stock-based compensation	416	624	920	1,232
Adjusted EBITDA	$10,684	$14,430	$22,091	$25,662

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income attributable to ARC Document Solutions, Inc.	$1,461	$524	$2,144	$1,116
Interest expense, net	1,131	1,372	2,240	2,802
Income tax provision	148	3,896	1,255	4,180
Depreciation and amortization	7,528	8,014	15,532	16,332
EBITDA	10,268	13,806	21,171	24,430
Stock-based compensation	416	624	920	1,232
Adjusted EBITDA	$10,684	$14,430	$22,091	$25,662
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income attributable to ARC Document Solutions, Inc.	$1,461	$524	$2,144	$1,116
Deferred tax valuation allowance and other discrete tax items	(240)	2,592	259	2,618
Adjusted net income attributable to ARC Document Solutions, Inc.	$1,221	$3,116	$2,403	$3,734

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.01	$0.05	$0.02
Diluted	$0.03	$0.01	$0.05	$0.02
Weighted average common shares outstanding:
Basic	42,672	45,225	43,154	45,172
Diluted	42,767	45,298	43,277	45,328

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.07	$0.06	$0.08
Diluted	$0.03	$0.07	$0.06	$0.08
Weighted average common shares outstanding:
Basic	42,672	45,225	43,154	45,172
Diluted	42,767	45,298	43,277	45,328
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and six months ended June 30, 2020 and 2019 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and six months ended June 30, 2020 and 2019.
We have presented adjusted EBITDA for the three and six months ended June 30, 2020 and 2019 to exclude stock-based compensation expense. The adjustment of EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.